July 23, 1999



United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

               Re:  American Digital Communications, Inc.
                    SEC File No. 000-28506

Ladies and Gentlemen:

The  undersigned  Causey  Demgen & Moore Inc.  previously  acted as  independent accountants to audit the financial statements of American Digital Communications, Inc. (the "Company"). We are no longer acting as independent accountants to the Company.

This letter will confirm that we have reviewed Item 4 of the Company's Form 8-K dated July 21, 1999, captioned "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT" and that we agree with the statements made therein as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.


Dated this 23rd day of July, 1999.

Sincerely,



\s\ CAUSEY DEMGEN & MOORE INC.
------------------------------
CAUSEY DEMGEN & MOORE INC.